UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 10, 2007

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2007 at the Annual Meeting of Stockholders, the stockholders of AMERIGROUP Corporation (the "Company") approved the 2007 AMERIGROUP Corporation Cash Incentive Plan (the " Plan"). The Board of Directors of the Company had previously adopted the Plan, subject to approval by stockholders, and recommended it for stockholder approval.

The 2007 Cash Incentive Plan is designed to provide "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 162(m) of the Code, the Company generally is not eligible for a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that they receive compensation of more than $1 million in any year. However, compensation that is "performance-based" within the meaning of Section 162(m) of the Code is not subject to these deduction limits. To be performance-based, among other requirements, the compensation must be paid only upon the attainment of certain performance goals that have been approved by the Company’s stockholders. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors will administer the Plan, including designating performance goals and a bonus formula with respect to a performance period for each Plan participant. Additional information regarding the Plan is provided in Proposal 2 ("Approval of AMERIGROUP Corporation 2007 Cash Incentive Plan") on pages 33-35 of the Company’s Amended Proxy Statement on Schedule 14A dated April 9, 2007, filed on April 9, 2007 with the Securities and Exchange Commission, which is hereby incorporated into this Item 5.02 by reference.

The description in this Item 5.02 is qualified in its entirety by reference to the AMERIGROUP Corporation Cash Incentive Plan filed as Exhibit 10.1 to this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

May 14, 2007	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	AMERIGROUP Corporation 2007 Cash Incentive Plan